Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Morphic Holding, Inc. Amended and Restated 2019 Equity Incentive Plan, the 2019 Employee Stock Purchase Plan and the 2024 Equity Inducement Plan of our reports dated February 22, 2024, with respect to the consolidated financial statements of Morphic Holding, Inc. and the effectiveness of internal control over financial reporting of Morphic Holding, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 22, 2024